Pursuant to Rule 424(b)(3)
Registration No. 333-111679

SUPPLEMENT TO PROSPECTUS

DATED JANUARY 29, 2004

PSYCHIATRIC SOLUTIONS, INC.

4,932,932 Shares

Common Stock

_________________________

     The prospectus, dated January 29, 2004 (the “Prospectus”), to which this supplement, dated March 30, 2004, is attached (the “Supplement”), relates to the resale by the holders thereof of up to an aggregate of 4,891,502 shares of common stock, $.01 par value per share (“Common Stock”), of Psychiatric Solutions, Inc. (the “Company”) that are issuable upon the conversion of the Company’s series A convertible preferred stock and 41,430 shares of Common Stock that are held by certain of the selling stockholders. This Supplement together, with the Prospectus, is to be used by certain holders of Common Stock or by their transferees, pledgees, donees or their successors in connection with the offer and sale of Common Stock. You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus except to the extent that the information in this Supplement supersedes the information contained in the Prospectus.

     The table appearing under the heading “Selling Stockholders” in the Prospectus is hereby amended and superseded in part by the information appearing in the table below.

			Percentage of
			Common Stock
	Number of Shares of	Number of Shares of	Beneficially
	Common Stock	Common Stock That	Owned Assuming
Name of Selling	Beneficially	May Be Sold	Completion of This
Stockholder	Owned(1)(2)	Pursuant Hereto	Offering
Salix Ventures II, L.P.**

Mellon Bank, N.A., as Trustee for the Verizon Master Trust	126,804	126,804	*
Endowment Venture Partners V, L.P.	63,403	63,403	*
University of Notre Dame du Lac	63,403	63,403	*
GS PEP Technology Fund 2000, L.P.	53,321	53,321	*
Emory University	47,552	47,552	*
Pantheon USA Fund III Ltd.	45,973	45,973	*
JPMorganChase Bank as directed trustee for the Corning Inc. Master Retirement Trust	31,701	31,701	*

			Percentage of
			Common Stock
	Number of Shares of	Number of Shares of	Beneficially
	Common Stock	Common Stock That	Owned Assuming
Name of Selling	Beneficially	May Be Sold	Completion of This
Stockholder	Owned(1)(2)	Pursuant Hereto	Offering
Next Generation Partners III, L.P.	31,701	31,701	*
Bear Stearns Venture Partners, L.P.	31,701	31,701	*
CIBC Capital Corporation	31,701	31,701	*
HFCF-Alternative Investment Fund No. 2, Mellon Bank, N.A.-Trustee	31,701	31,701	*
INVESCO Venture Partnership Fund II, L.P.	31,701	31,701	*
Private Equity Portfolio Fund II, LLC	25,361	25,361	*
GS PEP Technology Fund 2000 Offshore Holdings, L.P.	21,043	21,043	*
Stone Street PEP Technology Fund 2000, L.P.	19,046	19,046	*
Pantheon Venture Partners, L.P.	19,021	19,021	*
INVESCO Venture Partnership Fund II-A, L.P.	19,021	19,021	*
Pantheon USA Fund III, L.P.	17,430	17,430	*
BancBoston Capital, Inc.	6,340	6,340	*
Hirtle Callaghan Private Equity Fund II, L.P.	6,340	6,340	*
Commonfund Capital Partners 1999, Limited Partnership	3,171	3,171	*
Christopher Grant, Jr. (3)	403,099	2,302	3.4%
David A. Ward (4)	382,438	2,302	3.2%
Martin R. Felsenthal (4)	382,163	1,769	3.2%
GS PEP 1999 Manager Fund Technology Holdings, LLC	1,693	1,693	*
Mark F. Donovan (4)	381,627	737	3.2%
Robert D. Ivy (4)	381,317	141	3.2%
Karen B. Pou	115	113	*

Salix Affiliates II, L.P.**

Daniel H. Case Separate Property Non-Exempt Marital Trust	1,600	1,600	*
Donald C. Doolittle	1,600	1,600	*
Eileen M. More	960	960	*
Fred and Betty Anderson	800	800	*
Fraser & Jennifer Bullock as JTWRS	800	800	*

			Percentage of
			Common Stock
	Number of Shares of	Number of Shares of	Beneficially
	Common Stock	Common Stock That	Owned Assuming
Name of Selling	Beneficially	May Be Sold	Completion of This
Stockholder	Owned(1)(2)	Pursuant Hereto	Offering
Thiry/O’Leary Living Trust dated 3/8/90	800	800	*
Frederick C. Lee	3,001	640	*
Robert S. Doolittle	480	480	*
BLMP Investments	320	320	*
David K. Blume	320	320	*
The de Grosz Family Trust	320	320	*
Amy S. Elrod	320	320	*
William E. Fitzgibbon	320	320	*
David K. Francis	320	320	*
Davis Griffin	320	320	*
Michael J. Grippo	320	320	*
The Hall Family Ventures, RLLLP	320	320	*
Joey A. Jacobs (5)	323,137	320	2.7%
The Charlene L. and R. Judd Jessup Living Trust dated May, 1991	320	320	*
Tarpley B. Jones	320	320	*
Gail H. Knopf	320	320	*
Ed Kuklenski	320	320	*
Walter E. Lang	320	320	*
Gary Lessing	320	320	*
Andrew L. May	320	320	*
Thomas M. McNamara	320	320	*
Douglas S. Percy	320	320	*
Steven R. Schuh	320	320	*
Tim and Karen See	320	320	*
The DeZonia Group, Inc.	320	320	*
Don and Madeleine Simborg	320	320	*
Lewis P. Stone	320	320	*
David R. Teckman Trust	320	320	*

			Percentage of
			Common Stock
	Number of Shares of	Number of Shares of	Beneficially
	Common Stock	Common Stock That	Owned Assuming
Name of Selling	Beneficially	May Be Sold	Completion of This
Stockholder	Owned(1)(2)	Pursuant Hereto	Offering
THT Partners Fund 2001	320	320	*
Donald L. Thiry Trust dated 4/7/82	320	320	*
David W. Wurzer	320	320	*
James P. Brady	160	160	*
The James A. Hayward Revocable Trust	160	160	*
Victor C. Otley	160	160	*
Christopher Grant, Jr. (3)	403,099	53	3.4%
David A. Ward (4)	382,438	53	3.2%
Martin R. Felsenthal (4)	382,163	42	3.2%
Mark F. Donovan (4)	381,627	18	3.2%
Robert D. Ivy (4)	381,317	3	3.2%
Karen B. Pou	115	2	*

*	Indicates beneficial ownership of less than 1.0% of the Company’s outstanding common stock.

**	As of April 1, 2004, Salix Ventures II, L.P. and Salix Affiliates II, L.P. will have distributed to their limited partners and the general partners of Salix Partners II, their general partner, the shares of the Company’s common stock obtained through the conversion of 50% of their shares of the Company’s series A convertible preferred stock plus any accrued dividends through March 31, 2004.

(1)	Under SEC rules, the number of shares shown as beneficially owned includes shares of common stock subject to options that currently are exercisable or will be exercisable within 60 days of March 30, 2004 and shares of common stock into which shares of the Company’s series A convertible preferred stock are convertible within 60 days of March 30, 2004. Shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days of March 30, 2004 and shares of common stock into which shares of series A convertible preferred stock are convertible within 60 days of March 30, 2004 are considered to be outstanding for the purpose of computing the percentage of the shares held by a holder, but are not considered to be outstanding for computing the percentage held by others.

(2)	Based on the Company’s review of filings with the Securities and Exchange Commission and other information available to the Company, the Company is not aware of any shares beneficially owned by the selling stockholders except as reflected in the table above.

(3)	Includes options to purchase 1,000 shares. Also includes 381,244 shares of common stock into which the Company’s series A convertible preferred stock are convertible within 60 days of March 30, 2004. Mr. Grant directly owns 12,594 shares of the Company’s common stock and indirectly owns 8,261 shares that are owned by CGJR Capital Management, Inc., as he is the president of CGJR Capital Management, Inc. Mr. Grant is a member of the Company’s board of directors as a board designee for the holders of the Company’s series A convertible preferred stock.

(4)	Includes 381,244 shares of common stock into which the Company’s series A convertible preferred stock are convertible within 60 days of March 30, 2004.

(5)	Includes options to purchase 175,723 shares. Also includes 4,321 shares owned by Scott D. Jacobs, Mr. Jacobs’ son. Mr. Jacobs disclaims beneficial ownership of the shares held by Scott D. Jacobs. Mr. Jacobs is the Company’s Chairman, President and Chief Executive Officer.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 33 of the Company’s Annual Report on
Form 10-K for the year ended December 31, 2003.

_______________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Supplement is March 30, 2004